Exhibit 1

RIOT PLATFORMS, INC.
3855 Ambrosia Street, Suite 301
Castle Rock, CO 80109

April 7, 2025

Bitfarms Ltd.
110 Yonge Street, Suite 1601
Toronto, ON M5C 1T4

Ladies and Gentlemen:

Reference is hereby made to that certain Settlement Agreement, dated as of September 23, 2024 (the “Settlement Agreement”), by and between Bitfarms Ltd. (the “Company”) and Riot Platforms, Inc. (“Riot”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, Riot makes the following irrevocable undertakings to the Company:

1.             Waiver of Rights. Riot hereby irrevocably waives and relinquishes its rights under Section 2.2, Section 3.4, Section 3.5, Section 3.7 and Section 5 of the Settlement Agreement and irrevocably releases the Company from all of its obligations thereunder, and such rights and obligations shall immediately and forever be void and of no further force and effect.

2.             Grant of Irrevocable Proxy.

(a)               Riot hereby irrevocably appoints the Company and any designee of the Company, and each of them individually (each an “Authorized Party” and collectively the “Authorized Parties”) its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent in accordance with Section 3.3 of the Settlement Agreement or otherwise as determined by the Company from time to time, solely with respect to any Subject Securities (the “Excess Subject Securities”) the voting power of which represents in excess of 9.9% of the total voting power of all securities of the Company entitled to vote for the election of directors of the Company from time to time outstanding (the “Proxy”). This irrevocable Proxy and power of attorney shall automatically and immediately be terminated on the date on which the Subject Securities represent 9.9% or less of the of the total voting power of all securities of the Company entitled to vote for the election of directors of the Company from time to time outstanding.

(b)               Riot shall take such further action or execute such other instruments as may be necessary or appropriate to effectuate the intent of the Proxy. The Proxy shall be irrevocable until terminated in accordance with Section 2(a), shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Riot with respect to the Excess Subject Securities. The power of attorney granted by Riot herein is a durable power of attorney and shall, to the extent applicable, survive the bankruptcy or dissolution of Riot. Following the grant of the Proxy, the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Excess Subject Securities and any other vote by Riot of such Excess Subject Securities during the Term.

3.             Governing Law. This letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

[Signature page follows]

IN WITNESS WHEREOF, this letter is executed and delivered as of the date first written above.

RIOT PLATFORMS, INC.

By:	/s/ Jason Les
Name: Jason Les
Title: Chief Executive Officer